SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

ACADIA Pharmaceuticals Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ACADIA PHARMACEUTICALS INC.

3911 Sorrento Valley Boulevard

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of ACADIA Pharmaceuticals Inc., a Delaware corporation. The meeting will be held on June 10, 2005 at 8:30 a.m. local time at Le Parker Meridien New York, 118 West 57th Street, New York, NY 10019-3318 for the following purposes:

1.	To elect three Class I directors to hold office until our 2008 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 15, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Thomas H. Aasen

Vice President, Chief Financial Officer, Treasurer, and Secretary

San Diego, California

May 10, 2005

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy accompanying this notice as instructed in the proxy statement accompanying this notice, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder.

ACADIA PHARMACEUTICALS INC.

3911 Sorrento Valley Boulevard

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 10, 2005

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We sent you this proxy statement and the accompanying proxy card because the Board of Directors of ACADIA Pharmaceuticals Inc. is soliciting your proxy to vote at our 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card.

We intend to mail this proxy statement and the accompanying proxy card on or about May 10, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 15, 2005, the record date for the annual meeting, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 18,055,047 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Mellon Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•	the election of three Class I directors to hold office until our 2008 Annual Meeting of Stockholders, and

•	the ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

Any other matter that is properly presented at the meeting will also be voted upon at that time.

How do I vote?

For the election of directors, you may either vote “For” all nominees or you may “Withhold” your vote for any nominee(s) you specify. For the ratification of PricewaterhouseCoopers LLP, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet if, and as, instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 15, 2005, the record date for the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the nominees for director and “For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy with a later date,

•	you may send a written notice that you are revoking your proxy to our corporate Secretary at 3911 Sorrento Valley Boulevard, San Diego, California 92121, or

•	you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to any proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•	To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 18,055,047 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 9,027,524 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by February 10, 2006, to our corporate Secretary at 3911 Sorrento Valley Boulevard, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than March 12, 2006 but no earlier than February 10, 2006. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members and is divided into three classes, each of which has a three-year term. Classes I, II and III each consist of three directors. The Class I directors are to be elected at the annual meeting to serve until our 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes II and III expire at our 2006 and 2007 Annual Meetings of Stockholders, respectively.

The three nominees for Class I directors are Mary Ann Gray, Lester J. Kaplan, and Martien van Osch. Each of the nominees is currently a director of ACADIA. Dr. Kaplan and Mr. van Osch were elected by our stockholders prior to our initial public offering, and Dr. Gray was elected by our Board of Directors in April 2005. Dr. Gray’s nomination was recommended by the Nominating and Corporate Governance Committee of our Board of Directors, Dr. Kaplan’s original nomination was recommended prior to our initial public offering by the former holders of our Series C preferred stock, and Mr. van Osch’s original nomination was recommended prior to our initial public offering by the former holders of our Series A, B and D preferred stock. Dr. Kaplan and Mr. van Osch were elected pursuant to separate rights to board representation formerly contained in our Certificate of Incorporation, each of which terminated upon the completion of our initial public offering in June 2004.

Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting. The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the three nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. We did not hold an annual meeting of stockholders during the fiscal year ended December 31, 2004.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

The following table sets forth information as of May 1, 2005 for our executive officers and directors:

Name	Age	Position
Leslie L. Iversen, Ph.D.	67	Director and Chairman of the Board

Gordon Binder	69	Director

Mark R. Brann, Ph.D.	46	President, Chief Scientific Officer and Director

Mary Ann Gray, Ph.D.	52	Director

Uli Hacksell, Ph.D.	54	Chief Executive Officer and Director

Lester J. Kaplan, Ph.D.	54	Director

Torsten Rasmussen	60	Director

Martien van Osch	34	Director

Alan G. Walton, Ph.D., D.Sc.	69	Director

Thomas H. Aasen	44	Vice President, Chief Financial Officer, Treasurer, and Secretary

Robert E. Davis, Ph.D.	54	Executive Vice President, Drug Discovery and Development

Brian Lundstrom	42	Senior Vice President, Business Development

Bo-Ragnar Tolf, Ph.D.	55	Vice President, Chemistry and Managing Director of ACADIA Pharmaceuticals A/S

Set forth below is biographical information for each of our current directors:

Nominees for Election for a Three-year Term Expiring at the 2008 Annual Meeting

Mary Ann Gray, Ph.D. became a member of our Board of Directors in April 2005. Currently, Dr. Gray is President of Gray Strategic Advisors, LLC, a company which she started in 2003. Dr. Gray also serves on the boards of directors of Dyax Corp. and Telik, Inc. From 1999 to 2003, Dr. Gray was Senior Analyst and Portfolio Manager for the Federated Kaufmann Fund. Prior to 1999, Dr. Gray led biotechnology equity research groups at Raymond James & Associates, Warburg Dillon Read and Kidder Peabody for an aggregate of nine years. Dr. Gray holds a Ph.D. degree in pharmacology from the University of Vermont where she focused on novel chemotherapeutic agents for the treatment of cancer.

Lester J. Kaplan, Ph.D. has served as a director of our company since November 1997. Dr. Kaplan was Executive Vice President and President, Research and Development at Allergan, Inc. from November 2003 to April 2004. Dr. Kaplan joined Allergan in 1983 and, prior to being appointed to Executive Vice President, was Corporate Vice President, Research and Development and Global BOTOX from June 1998 to November 2003. Dr. Kaplan was elected to Allergan’s board of directors in 1994 and served in that capacity until April 2004. Dr. Kaplan is also a member of the board of the Keck Graduate Institute and the National Neurovision Research Institute. Dr. Kaplan received a M.S. and Ph.D. in organic chemistry from the University of California, Los Angeles.

Martien van Osch has served as a director of our company since July 2003. Mr. van Osch is a Vice President and Senior Investment Manager of Life Sciences at ABN AMRO Capital based in Amsterdam. Mr. van Osch has served ABN AMRO in a number of senior positions since 1996 and joined the ABN AMRO Capital group in 1999. Previous to this, he worked in the Finance Department of the Cable & Telecom Unit of EDON NV, based in the Netherlands. He serves on the board of directors of several private life science companies. Mr. van Osch received a Masters in Econometrics from the University of Groningen, Netherlands.

Directors Continuing in Office Until the 2006 Annual Meeting

Torsten Rasmussen has served as a director of our company since April 1998. Mr. Rasmussen has been President and Chief Executive Officer of Morgan Management ApS, a management advisory and consulting company, since 1997. Prior to founding Morgan Management ApS in 1997, Mr. Rasmussen held the position of Executive Vice President, Operations at the LEGO Group (LEGO A/S) in Denmark, since 1981. He currently serves as a board member in the capacity of chairman, deputy chairman or ordinary board member of a number of Danish companies of which the following are quoted on the Danish Stock Exchange: Coloplast A/S, Bang & Olufsen A/S, TK Development A/S, Vestas Wind Systems A/S and A/S Det Oestasiatiske Kompagni. Mr. Rasmussen holds an M.B.A. from IMD in Lausanne, Switzerland.

Uli Hacksell, Ph.D. has served as our Chief Executive Officer since September 2000 and as a member of our board of directors since October 2000. From February 1999 to September 2000, he served as our Executive Vice President of Drug Discovery. From August 1991 to February 1999, Dr. Hacksell held various senior executive positions at Astra, a pharmaceutical company, including Vice President of Drug Discovery and Technology as well as President of Astra Draco, one of Astra’s largest research and development subsidiaries, where he directed an organization of more than 1,100 employees. From August 1991 to May 1994, he served as Vice President of CNS Preclinical R&D at Astra Arcus, another subsidiary. Earlier in his career, Dr. Hacksell held the positions of Professor of Organic Chemistry and Department Chairman at Uppsala University in Sweden and also served as Chairman and Vice Chairman of the European Federation of Medicinal Chemistry. Dr. Hacksell received a Master of Pharmacy and a Ph.D. in Medicinal Chemistry from Uppsala University.

Alan G. Walton, Ph.D., D.Sc. has served as a director of our company since March 2003. Dr. Walton joined Oxford Partners as a General Partner in 1987. In 1991, he founded Oxford Bioscience Partners and he is currently Senior Partner and Chairman of Oxford Bioscience Corporation. Previously, he was President and CEO

of University Genetics Co., a public biotechnology company involved in technology transfer and seed investments in university-related projects. Prior to University Genetics, he taught at several institutions including Harvard Medical School, Indiana University and Case Western Reserve where he was Professor of Macromolecular Science and Director of the Laboratory for Biological Macromolecules. Dr. Walton serves on the Boards of Targacept and Alexandria Real Estate Equities and is Chairman, as well as a Board member, of Avalon Pharmaceuticals, Psychiatric Genomics and Asterand. He is also on the Board of Research!America, a philanthropic organization. Dr. Walton was a founder of Human Genome Sciences and GeneLogic and is the Founding Chairman of the Biotechnology Venture Investors Group. Dr. Walton received a Ph.D. in chemistry and a D.Sc. in biological chemistry from Nottingham University in England.

Directors Continuing in Office Until the 2007 Annual Meeting

Gordon Binder has served as a director of our company since June 2003. Mr. Binder is the founder and Managing Director of Coastview Capital. Mr. Binder was the Chief Executive Officer of Amgen, the world’s largest biotech company, from 1988 through 2000. During his tenure as Chief Executive Officer, Amgen grew from 400 employees to rank within the top 20 pharmaceutical companies in worldwide revenues, the top 15 in United States sales and the top ten in market capitalization. Mr. Binder serves on the boards of the Massachusetts Institute of Technology, the California Institute of Technology and the American Enterprise Institute. He has been Chairman of BIO, the biotechnology industry trade association, and PhRMA, the pharmaceutical industry trade association. He has a bachelor’s degree in Electrical Engineering from Purdue University and an M.B.A. from Harvard Business School.

Mark R. Brann, Ph.D. is our founder and has served as our President and Chief Scientific Officer and a member of our board of directors since January 1997. From 1991 to 1996, Dr. Brann was a tenured Associate Professor at the University of Vermont. He also directed a research group at the National Institutes of Health, where he received the Boehringer award for his accomplishments in identifying and characterizing muscarinic receptor genes. Since 2000 he has been an Adjunct Associate Professor at the University of California, San Diego. Dr. Brann received a Ph.D. in Pharmacology from the University of Vermont.

Leslie L. Iversen, Ph.D. has been the Chairman of our Board of Directors since December 2000. He has served as a director since 1998. He is also a founding member of our Scientific Advisory Board. Dr. Iversen is currently a Professor of Pharmacology at University of Oxford, England, where he has taught since 1995. He was previously a Professor of Pharmacology at King’s College, London where he was Director of the Wolfson Centre for Age Related Diseases from 1999 until 2004. Dr. Iversen is internationally recognized for his fundamental contributions to the understanding of neurotransmission. Dr. Iversen served as Vice President of Neuroscience Research, Merck Research Laboratories and Director of the Neuroscience Research Center of Merck Research Laboratories in the UK. He was formerly Director of the Medical Research Council Neurochemical Pharmacology Unit in Cambridge. More recently, Dr. Iversen founded and serves as a director of Panos Therapeutics Ltd. Dr. Iversen is the recipient of numerous awards, including Fellow of the Royal Society of London and Foreign Associate Member of the National Academy of Sciences in the United States. Dr. Iversen received a Ph.D. and B.A. from the University of Cambridge.

Set forth below is biographical information for each of our executive officers who is not a director:

Thomas H. Aasen has served as our Vice President, Chief Financial Officer, Secretary and Treasurer since April 1998. Prior to joining our company, Mr. Aasen held the position of Senior Director of Finance and Administration at Axys Pharmaceuticals, a publicly traded life sciences company formerly called Sequana Therapeutics, where he was employed from June 1996 to April 1998. From October 1991 to June 1996, he served as Director of Finance at Genta, Inc., a publicly traded life sciences company. Earlier in his career, Mr. Aasen held various financial management positions including Director of Accounting at Gen-Probe, Inc., a publicly traded life sciences company, and Audit Manager at KPMG Peat Marwick. He has over 20 years of professional finance and accounting experience focused primarily on the life sciences industry. Mr. Aasen received a B.S. degree with honors from San Diego State University and is a Certified Public Accountant.

Robert E. Davis, Ph.D. has served as our Executive Vice President of Drug Discovery and Development since February 2001. He was a founding member of our Scientific Advisory Board and served as a consultant to us from November 2000 until becoming an employee. From January 1994 until October 2000, Dr. Davis held various positions at MitoKor, a development stage biotechnology company, serving at various times as its President, Chief Executive Officer and Chief Scientific Officer. Earlier in his career, Dr. Davis held various positions at Parke-Davis Pharmaceutical Research, Warner-Lambert Company including Director of Neurodegenerative Diseases. Dr. Davis has chaired or participated in research and development teams that advanced 12 new chemical entities into clinical trials, including Cognex, the first drug approved by the FDA for Alzheimer’s disease. Dr. Davis serves on the editorial boards of a number of journals including Current Opinions in Investigational Drugs and Emerging Therapeutics. He received a Ph.D. in Psychobiology at the University of Illinois, Chicago.

Brian Lundstrom has served as our Senior Vice President, Business Development since November 2004. Prior to joining us, Mr. Lundstrom held the position of Vice President, Business Development at Genzyme Corporation. At Genzyme he led the integration and outlicensing of assets from SangStat Medical Corporation which he had joined in 2000 and helped grow through partnering until its sale to Genzyme in 2003. Earlier in his career, Mr. Lundstrom held senior business, clinical and product development positions at Oxford GlycoSciences from 1998 to 2000, Novo Nordisk from 1990 to 1997 and Immuntech from 1986 to 1989. Mr. Lundstrom holds an M.S. in biotechnology from the Danish Technical University and an MBA equivalent degree in international business and finance from Copenhagen Business School and Seattle University.

Bo-Ragnar Tolf, Ph.D. has served as our Vice President, Chemistry and Managing Director of ACADIA Pharmaceuticals A/S, our wholly-owned subsidiary, since January 2001. From 1991 until joining us, Dr. Tolf held various positions at Astra, including deputy head of preclinical research in the areas of central nervous system and pain disorders at Astra Zeneca, Vice President of Preclinical Research and Development at Astra Arcus, head of Central Nervous System Preclinical R&D at Astra Arcus, and Director of the Department of Medicinal Chemistry at Astra Arcus. From 1989 to 1991, Dr. Tolf was head of the Department of Medicinal Chemistry at Kabi. From 1985 to 1989, Dr. Tolf served as Manager of Pharmaceutical R&D at Pharmacia Ophthalmics AB. Dr. Tolf completed his postdoctoral work at Stanford Research Institute and at Stanford University. Dr. Tolf received a Master of Pharmacy degree and a Ph.D. in Organic Pharmaceutical Chemistry from the University of Uppsala in Sweden.

Independence of the Board of Directors and Its Committees

Nasdaq Stock Market listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and ACADIA, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Hacksell, our Chief Executive Officer, and Dr. Brann, our President and Chief Scientific Officer.

Our independent directors meet in regularly scheduled executive sessions at which only non-employee directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable Nasdaq listing standards.

Information Regarding the Board of Directors and Its Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2004, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Gordon Binder	X	(1)
Mark R. Brann
Carl L. Gordon	X		X	(2)
Uli Hacksell
Leslie Iverson
Lester J. Kaplan			X	*	X
Torsten Rasmussen			X		X
Martien van Osch	X	*
Alan G. Walton			X		X	*
Total meetings in fiscal year 2004	7		2		1

*	Committee Chairperson
(1)	Mr. Binder joined the Audit Committee in March 2004.
(2)	Mr. Gordon was a member of the Compensation Committee until March 2004.

Audit Committee

The Audit Committee operates pursuant to a written charter that is available on our website at http://www.acadia-pharm.com and is attached as Appendix A to this proxy statement. The functions of the Audit Committee include, among other things:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services,

•	reviewing our annual and quarterly results, financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management,

•	reviewing and discussing with our independent registered public accounting firm and management, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls,

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal auditing controls or auditing matters, and

•	establishing procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Our Board of Directors has determined that Mr. Binder qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC, rules. The Board made a qualitative assessment of Mr. Binder’s level of knowledge and experience based on a number of factors, including his formal education, prior experience and business acumen.

Dr. Gray joined the Audit Committee of the Board of Directors in April 2005.

Compensation Committee

The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.acadia-pharm.com. The functions of the Compensation Committee include, among other things:

•	determining the compensation and other terms of employment of our executive officers and reviewing and suggesting corporate performance goals and objectives relevant to such compensation, which shall support and reinforce our long-term strategic goals,

•	recommending to our Board of Directors the type and amount of compensation to be paid or awarded to non-employee directors for their service on our Board of Directors and its committees,

•	evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs,

•	establishing policies with respect to equity compensation arrangements, and

•	reviewing the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers and approving any such agreements for all officers other than our CEO.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee operates pursuant to a written charter that is available on our website at http://www.acadia-pharm.com. The functions of the Nominating and Corporate Governance Committee include, among other things:

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors,

•	evaluating nominations by stockholders of candidates for election to our Board of Directors,

•	evaluating director performance on our Board of Directors and applicable committees of the Board and determining whether continued service on the Board is appropriate,

•	developing, reviewing and amending a set of corporate governance policies and principles, including our code of ethics,

•	considering questions of possible conflicts of interest of directors as such questions arise, and

•	overseeing and reviewing the processes and procedures we use to provide information to the Board of Directors and its committees.

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board of Directors and ACADIA, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee would be independent under applicable Nasdaq listing standards, applicable SEC rules and regulations with the advice of counsel, if necessary. The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Nominating and Corporate

Governance Committee meets to discuss and consider candidates’ qualifications and selects candidates for recommendation to the Board by majority vote. The Nominating and Corporate Governance Committee has retained the services of Russell Reynolds & Associates to assist in the process of identifying and evaluating director candidates but has not paid that company any fees to date.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3911 Sorrento Valley Boulevard, San Diego, California 92121. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. For the proposed candidate to be considered for nomination for the next annual meeting of stockholders, the written communication must be received at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the preceding annual meeting of stockholders. To date, the Nominating and Corporate Governance Committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Meetings of the Board of Directors and Board and Committee Member Attendance

Our Board of Directors met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and the committees on which the Board member served that were held during the period for which the individual was a director or committee member.

Stockholder Communications With the Board of Directors

Historically, the Company has not had a formal process for stockholder communications with the Board, other than our Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters discussed below. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to our website.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.acadia-pharm.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by Nasdaq listing standards or applicable law.

OPEN DOOR POLICY FOR REPORTING ACCOUNTING AND AUDITING MATTERS

We have adopted an Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. The Open Door Policy is available on our website at http://www.acadia-pharm.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005 and is seeking ratification of such selection by our stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1996. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of ACADIA and our stockholders.

To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2004 and 2003. All fees incurred subsequent to our initial public offering and described below were approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2004	2003
Audit fees(1)	$446,000	$98,000
Audit-related fees(2)	—	—
Tax fees(3)	80,000	18,000
All other fees	—	—

Total fees	$526,000	$116,000

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements. Includes approximately $245,000 of fees related to our S-1 filing made in connection with our initial public offering, including documents issued in connection with that offering (e.g., comfort letters and consents), and assistance in responding to SEC comment letters. Also includes fees for services associated with periodic reports and other documents filed with the SEC.
(2)	We did not engage PricewaterhouseCoopers LLP to perform audit-related services.
(3)	Represents fees for preparation of federal, state and foreign income and franchise tax returns and related schedules and calculations, totaling $20,000 and $17,000 in 2004 and 2003, respectively, as well as general consultation regarding federal, state and foreign income tax matters totaling $60,000 and $1,000 in 2004 and 2003, respectively.

Pre-Approval Policies and Procedures

The Audit Committee has pre-approval polices and procedures in place, pursuant to which services proposed to be performed by our independent registered public accounting firm are pre-approved by the Audit Committee. The policies generally pre-approve specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual service-by-service basis. The pre-approval of non-audit services also has been delegated to the chairman of the Audit Committee, but each pre-approval decision is reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of April 1, 2005 by: (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 18,055,047 shares outstanding on April 1, 2005, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on May 31, 2005, which is 60 days after April 1, 2005. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Some of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested.

The following share ownership amounts do not include the shares issued and sold by the Company after the record date in a private placement that closed on April 20, 2005. Oxford Bioscience Partners IV, affiliates of OrbiMed Advisors LLC, and ABN AMRO Ventures BV purchased shares in the private placement but will not be entitled to vote such shares at the annual meeting.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
5% Stockholders
Oxford Bioscience Partners IV affiliates(2)	2,599,815	14.4%
Lonmodtagernes Dyrtidsfond(3)	1,123,952	6.2
Sepracor Inc.(4)	1,077,029	6.0
OrbiMed Advisors LLC affiliates(5)	1,036,009	5.7
Wellington Management Company, LLP affiliates(6)	1,000,514	5.5
Federated Kaufmann Fund affiliates(7)	936,009	5.2
Directors and Executive Officers
Uli Hacksell, Ph.D.(8)	445,300	2.4%
Mark R. Brann, Ph.D.(9)	787,756	4.3
Thomas H. Aasen(10)	205,549	1.1
Robert E. Davis, Ph.D.(11)	181,913	1.0
Bo-Ragnar Tolf, Ph.D.(12)	90,677	*
Leslie L. Iversen, Ph.D.(13)	23,000	*
Alan G. Walton, Ph.D.(2)	2,608,815	14.4
Martien van Osch(14)	811,391	4.5
Gordon Binder(15)	564,555	3.1
Lester J. Kaplan, Ph.D.(16)	15,000	*
Torsten Rasmussen(17)	15,000	*
Mary Ann Gray, Ph.D.	—	*
All current directors and executive officers as a group (13 persons)(18)	6,748,956	30.1%

*	Less than one percent.
(1)	Except as otherwise noted below, the address for each person or entity listed in the table is c/o ACADIA Pharmaceuticals Inc., 3911 Sorrento Valley Boulevard, San Diego, California 92121. Unless otherwise indicated below, the persons and entities named in the table above have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)	Includes 2,573,836 shares owned by Oxford Bioscience Partners IV and 25,979 shares owned by mRNA Fund II L.P. Dr. Walton’s total includes 9,000 shares issuable upon the exercise of stock options issued to Dr. Walton. Dr. Walton is a General Partner of Oxford Bioscience Partners IV and mRNA Fund II L.P., and holds voting and investment power over the shares held by both of these funds. Dr. Walton disclaims beneficial ownership of shares in which he does not have a pecuniary interest. The address for Oxford Bioscience Partners IV and mRNA Fund II L.P. is 222 Berkeley Street, Suite 1650, Boston, MA 02116.
(3)	Includes 1,123,952 shares owned by Lonmodtagernes Dyrtidsfond. Hans Jorgen Madsen, Manager, Head of Department, holds the voting and investment power over these shares. The address for Lonmodtagernes Dyrtidsfond is Vendersgade 28, DK-1363, Copenhagen K Denmark.
(4)	The address for Sepracor Inc. is 84 Waterford Drive, Marlborough, MA 01752.
(5)	Includes 621,606 shares owned by Eaton Vance Worldwide Health Sciences Fund and 414,403 shares owned by Finsbury Worldwide Pharmaceutical Trust. OrbiMed Advisors LLC provides investment advisory services to Eaton Vance Worldwide Health Sciences Fund and Finsbury Worldwide Pharmaceutical Trust, and holds voting and investment power over the shares held by those funds. The address of OrbiMed Advisors LLC is 767 Third Avenue, 30th Floor, New York, New York 10017-2023.
(6)	Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own 1,000,154 shares which are held of record by clients of Wellington Management Company, LLP. Includes 872,754 shares over which Wellington Management Company, LLP has shared voting power. The address of Wellington Management Company, LLP is 75 State St., Boston, MA 02109.
(7)	Includes 886,009 shares owned by Federated Kaufmann Fund, 900 shares owned by Federated Kaufmann II, 34,200 shares owned by Federated Kaufmann Small Cap Fund and 14,900 shares owned by American Skandia Aggressive Growth Fund. The address for Federated Kaufmann Fund is 140 East 45th Street, 43rd Floor, New York, New York 10017.
(8)	Includes 98,216 shares owned by Dr. Hacksell and 347,084 shares issuable upon the exercise of stock options.
(9)	Includes 510,349 shares held by Dr. Brann and Anna Maria Frost-Jensen, as trustees of The Brann 2004 Trust Dated January 27, 2004, and 277,407 shares issuable upon the exercise of stock options.
(10)	Includes 50,549 shares owned by Mr. Aasen and 155,000 shares issuable upon the exercise of stock options.
(11)	Includes 108,663 shares owned by Dr. Davis and 73,250 shares issuable upon the exercise of stock options.
(12)	Includes 90,677 shares issuable upon the exercise of stock options.
(13)	Includes 23,000 shares issuable upon the exercise of stock options
(14)	Includes 802,391 shares owned by ABN AMRO Ventures BV, which is majority owned by ABN AMRO NV, a publicly held company incorporated in the Netherlands. Mr. van Osch’s total includes 9,000 shares issuable upon the exercise of stock options granted to Mr. van Osch. Mr. van Osch is Vice President and Senior Investment Manager of ABN AMRO Capital, a company majority owned by ABN AMRO NV, and he disclaims beneficial ownership of shares in which he does not have a pecuniary interest. The address for ABN AMRO Ventures BV is Gustav Mahlerlaan 10, P.O. Box 283 (HQ4039), 1000 EA Amsterdam, The Netherlands.
(15)	Includes 522,948 shares owned by Coastview Bioscience Partners I, L.P., 18,243 shares owned by Coastview Strategic Fund I, L.P. and 14,364 shares owned by Coastview Advisors Fund I, L.P. Mr. Binder’s total includes 9,000 shares issuable upon the exercise of stock options granted to Mr. Binder. Mr. Binder is the Founder and Managing Director of Coastview Bioscience Partners I, L.P., Coastview Strategic Fund I, L.P. and Coastview Advisors Fund I, L.P., and holds voting and investment power over the shares held by these three funds. Mr. Binder disclaims beneficial ownership of shares in which he does not have a pecuniary interest. The address for Coastview Bioscience Partners I, L.P., Coastview Strategic Fund I, L.P. and Coastview Advisors Fund I, L.P. is 11111 Santa Monica Boulevard, Suite 1850, Los Angeles, California 90025.

(16)	Includes 15,000 shares issuable to Dr. Kaplan upon the exercise of stock options.
(17)	Includes 15,000 shares issuable to Morgan Management ApS, a Danish corporation in which Mr. Rasmussen has a controlling interest, upon the exercise of stock options.
(18)	Includes 1,023,418 shares issuable upon the exercise of stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION OF DIRECTORS

We provide each of our non-employee directors cash compensation in the form of an annual retainer of $15,000, plus an additional $7,500 for the chairman of the Board of Directors. Directors receive $1,000 per board meeting attended in person and $250 per meeting attended telephonically. Audit Committee and Nominating and Corporate Governance Committee members receive $750 per meeting attended in person and $500 per meeting attended telephonically, and the chairpersons receive twice those amounts. Compensation Committee members receive $500 per meeting attended in person and $250 per meeting attended telephonically, with no additional compensation for the chairperson. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board.

Each of our non-employee directors also receives stock option grants under our 2004 Equity Incentive Plan, or 2004 Plan. Options granted to our non-employee directors are intended by us not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. These option grants are non-discretionary.

Any person who joins the Board of Directors as a non-employee director will receive an option to purchase 6,500 shares of common stock upon his or her election. In addition, any person who is a non-employee director on the date of each annual meeting of our stockholders will be automatically granted, on the annual meeting date, an option to purchase 6,500 shares of common stock. The annual retainer amount and option grant may be pro rated for a director that joins the Board other than at the first meeting of the Board following the annual meeting of stockholders. In addition, directors may elect to convert their retainer amounts, in whole or in part, into options under the 2004 Plan with an aggregate exercise price equal to three times the amount elected for conversion.

The exercise price of stock options granted under the 2004 Plan is equal to 100% of the fair market value of the common stock on the date of grant. Initial grants (i.e., those made upon a non-employee director’s election to our Board of Directors) vest over three years following the date of grant, and annual grants, including any retainer amounts that are converted, vest at the rate of 1/4th each quarter after the date of grant. In general, the term of stock options granted under the 2004 Plan may not exceed ten years.

Unless the terms of an director’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases for any reason, the optionholder may exercise any vested options up to three years from cessation of service.

Acceptable consideration for the purchase of common stock issued under the 2004 Plan may include cash or check, common stock previously owned by the optionholder or a program developed under Regulation T as promulgated by the Federal Reserve Board. Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution. An optionholder may transfer an option with our written consent provided a Form S-8 registration statement is available for the exercise of the option and the subsequent resale of the shares. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

In the event of certain corporate transactions, any or all outstanding options under the 2004 Plan may be assumed or substituted for by any surviving entity. If the surviving entity elects not to assume or substitute for all such options, the vesting provisions of the options not assumed or substituted for and held by participants whose continuous service has not terminated will be accelerated and such options will be terminated if not exercised prior to the effective date of the corporate transaction.

Under the 2004 Plan, during the fiscal year ended December 31, 2004, we made annual grants to purchase 4,500 shares at an exercise price of $6.10 per share to each of our non-employee directors. As of March 31, 2005, no stock options granted to our outside directors had been exercised.

In addition to the foregoing compensation, the Company pays Dr. Iversen $10,000 per year to serve as a consultant on both our Scientific Advisory and Clinical Advisory boards.

Executive Compensation and Other Information

Summary of Compensation

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2004 and 2003 by our Chief Executive Officer and each of our other four most highly compensated executive officers at December 31, 2004. We refer to these officers in this proxy statement as the “Named Executive Officers.”

Summary Compensation Table (1)

Long-Term Compensation
		Annual Compensation		Securities Underlying Options
Name and Principal Position	Year(2)	Salary	Bonus(3)
Uli Hacksell Chief Executive Officer	2004 2003	$317,042 304,848	$118,891 86,882	30,000 240,000

Mark R. Brann President and Chief Scientific Officer	2004 2003	272,896 262,400	92,785 62,976	20,000 230,000

Thomas H. Aasen Vice President and Chief Financial Officer	2004 2003	231,975 221,986	77,712 51,057	12,500 105,000

Robert E. Davis Executive Vice President, Drug Discovery and Development	2004 2003	237,357 228,228	71,207 47,928	12,500 90,000

Bo-Ragnar Tolf Vice President, Chemistry and Managing Director, ACADIA Pharmaceuticals A/S	2004 2003	258,036 225,520	63,891 36,834	10,000 35,000

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a Named Executive Officer which do not exceed the lesser of $50,000 or 10% of that officer’s salary and bonus disclosed in this table.
(2)	In accordance with the rules of the SEC, no amounts are shown for 2002 as we completed our initial public offering during 2004.
(3)	The amounts shown under the bonus column represent annual performance bonuses earned for the indicated fiscal years, but paid in the following year.

Stock Option Grants and Exercises

We grant stock options to our executive officers under our 2004 Plan. Prior to our initial public offering, we granted stock options to our executive officers under our 1997 Plan. As of March 31, 2005, options to purchase a total of 2,103,643 shares were outstanding under our 1997 Plan and 2004 Plan, and a total of 390,281 shares remained available for grant under the 2004 Plan. We stopped making grants under our 1997 Plan following the completion of our initial public offering in June 2004, and the shares remaining available for grant under the 1997 Plan were included in the share reserve for our 2004 Plan.

All stock options granted to our executive officers are incentive stock options, to the extent permissible under the Internal Revenue Code. Generally, 25% of the shares subject to options vest one year from the date of hire and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to cessation of vesting upon the termination of the optionholder’s continued service to us. Options expire ten years from the date of grant.

The exercise price per share of each option granted to our executive officers was equal to the fair market value of our common stock on the date of the grant. Prior to the completion of our initial public offering in June 2004, our Board of Directors determined the fair market value of our common stock after considering many factors, including:

•	the rate of progress and cost of our clinical trials and other research and development activities,

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish,

•	the fact that our options involved illiquid securities in a non-public company,

•	prices of preferred stock issued by us to outside investors in arm’s-length transactions,

•	the rights, preferences and privileges of our preferred stock over our common stock, and

•	the likelihood that our common stock would become liquid through an initial public offering, an acquisition of us or another event.

Following the completion of our initial public offering, pursuant to the 2004 Plan, the fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the Nasdaq on the last market trading day prior to such date.

The following table provides information regarding grants of options to purchase shares of our common stock to the Named Executive Officers in the fiscal year ended December 31, 2004.

	Individual Grants
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Uli Hacksell	30,000	9.3%	$1.08	3/11/2014	$289,488	$459,984
Mark R. Brann	20,000	6.2%	$1.08	3/11/2014	$192,992	$306,656
Thomas H. Aasen	12,500	3.9%	$1.08	3/11/2014	$120,620	$191,660
Robert E. Davis	12,500	3.9%	$1.08	3/11/2014	$120,620	$191,660
Bo-Ragnar Tolf	10,000	3.1%	$1.08	3/11/2014	$96,496	$153,328

(1)	Based on 321,373 options granted to employees during the fiscal year ended December 31, 2004, including grants to executive officers.
(2)

Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by our initial public offering price of $7.00 per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information regarding the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2004 by each of the Named Executive Officers. Some of options listed in the table permit early exercise of unvested shares, in which case all unvested shares are subject to repurchase by us.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End			Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Uli Hacksell	50,000	$296,000	347,084	(2)	—	$1,863,724	$—

Mark R. Brann	92,592	$548,145	277,407	(3)	—	$1,479,646	$—

Thomas H. Aasen	25,000	$146,500	155,000	(4)	—	$840,700	$—

Robert E. Davis	105,500	$621,050	70,718	(5)	2,532	$220,889	$7,014

Bo-Ragnar Tolf	—	$—	89,375	(6)	3,125	$393,800	$—

(1)	The value of an unexercised in-the-money option as of December 31, 2004 is equal to the excess of the closing price of our common stock for that day as reported on the Nasdaq ($6.77) over the exercise price for the option, multiplied by the number of shares subject to the option, without taking into account any taxes that may be payable in connection with the transaction.
(2)	If Dr. Hacksell’s employment with us terminated, 202,190 of the shares issuable upon the exercise of Dr. Hacksell’s options would be subject to repurchase by us at the original purchase price as of December 31, 2004. On March 11, 2005, Dr. Hacksell was awarded an option grant by the board of directors for 75,000 shares at an exercise price of $6.95 per share.
(3)	If Dr. Brann’s employment with us terminated, 184,375 of the shares issued or issuable upon the exercise of Dr. Brann’s options would be subject to repurchase by us at the original purchase price as of December 31, 2004. On March 11, 2005, Dr. Brann was awarded an option grant by the board of directors for 48,000 shares at an exercise price of $6.95 per share.
(4)	If Mr. Aasen’s employment with us terminated, 93,960 of the shares issued or issuable upon the exercise of Mr. Aasen’s options would be subject to repurchase by us at the original purchase price as of December 31, 2004. On March 11, 2005, Mr. Aasen was awarded an option grant by the board of directors for 31,000 shares at an exercise price of $6.95 per share.
(5)	If Dr. Davis’s employment with us terminated, 78,283 of the shares issued or issuable upon the exercise of Dr. Davis’s options would be subject to repurchase by us at the original purchase price as of December 31, 2004. On March 11, 2005, Dr. Davis was awarded an option grant by the board of directors for 30,000 shares at an exercise price of $6.95 per share.
(6)	If Dr. Tolf’s employment with us terminated, 37,188 of the shares issuable upon the exercise of Dr. Tolf’s options would be subject to repurchase by us at the original purchase price as of December 31, 2004. On March 11, 2005, Dr. Tolf was awarded an option grant by the board of directors for 23,000 shares at an exercise price of $6.95 per share.

Employment, Severance and Change of Control Agreements

Offer Letters and Employment Agreements

We have entered into offer letters or employment agreements with each of our Named Executive Officers, setting forth their respective base salary, bonus targets, and other employment benefits. Each Named Executive Officer’s employment is on an “at-will” basis and can be terminated by us or the applicable officer at any time, for any reason and with or without notice, subject, where applicable, to the severance arrangements contained therein. In the event that Dr. Tolf’s employment is terminated by us during its term, we are obligated, except in limited circumstances, to provide Dr. Tolf with six months’ notice. If we terminate the employment of Dr. Hacksell, Mr. Aasen or Dr. Davis for reasons other than cause, we are obligated to pay that executive officer one year’s salary and to continue other benefits the officer may be receiving at the time of termination for the one-year period following termination of employment. If we terminate Dr. Brann’s employment for reasons other than cause, we are obligated to pay Dr. Brann two years’ salary and to continue other benefits he may be receiving at the time of termination for the two-year period following termination of employment. During the period of employment and for a period of up to two years thereafter, depending on the reason for leaving our employment, Dr. Brann is contractually prohibited from competing with us or soliciting our employees or clients.

Proprietary Information and Inventions Agreements

Each Named Executive Officer has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates the officer to refrain from disclosing any of our confidential information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Restricted Stock Purchase Agreements

We have entered into restricted stock purchase agreements with Mr. Aasen and Drs. Brann and Davis, under which we have an option to repurchase shares of common stock held by each officer within 90 days following the termination of his respective employment. Our repurchase option lapses in accordance with the vesting of the underlying option pursuant to which the restricted shares were purchased, as long as he continues to be employed by us. As of December 31, 2004, our repurchase rights covered 7,032, 49,653 and 65,784 shares held by Mr. Aasen and Drs. Brann and Davis, respectively.

Pension and Long-Term Incentive Plans

We have no pension plans or long-term incentive plans.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2004, with respect to all of our equity compensation plans in effect on that date.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	1,773,875	$2.52	903,075

Equity compensation plans not approved by stockholders(2)	—	—	—
Total	1,773,875	$2.52	903,075

(1)	Includes the 1997 Plan, the 2004 Plan, and our 2004 Employee Stock Purchase Plan. 106,608 shares under column (c) are attributable to our 2004 Employee Stock Purchase Plan.
(2)	As of December 31, 2004, we did not have any equity compensation plans that were not approved by our stockholders.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of our company’s previous filings under the Securities Act of 1933, or Securities Act, or the Securities Exchange Act of 1934, or Exchange Act, that might incorporate future filings, including this proxy statement, with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed of three members of our Board of Directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Compensation Committee reviews and recommends to the Board of Directors for approval our company’s policies for executive compensation as well as each of the elements of the compensation for executives of our company. In addition, the Compensation Committee has the authority and responsibility to administer our stock option and purchase plans. Set forth below in full is the Report of the Compensation Committee regarding compensation paid by us to our executive officers for the year ended December 31, 2004.

Compensation Philosophy

The goal of our executive compensation policies is to align executive compensation with our business objectives and corporate performance. The executive compensation policies are designed to attract and retain executive officers who contribute to our company’s long-term success, to reward executive officers who contribute to our operating and financial performance, and to link executive officer compensation and stockholder interests through the grant of long-term incentives under our stock option plans. The Compensation Committee considers the total current and potential long-term compensation of each of our executive officers in establishing each element of compensation.

Elements of Executive Compensation

Compensation of our executive officers consists of three principal components: base salary, potential annual incentive bonus, and long-term incentives consisting of stock option grants.

Base Salary. As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary, and competitive market salary information. The base salaries of our executive officers are reviewed annually and adjustments to each executive officer’s base salary is determined by an assessment of our company’s performance, the performance of each executive officer against his individual job responsibilities including, where appropriate, the impact of such performance on our company’s business results, and competitive market conditions for executive compensation.

Annual Incentive Bonuses. In addition to base salary, the Compensation Committee evaluates the performance of, and recommends for approval to our Board of Directors the bonuses payable to, our executive officers on an annual basis. Annual incentive bonuses are based on each officer’s overall individual performance in his position, his relative contribution to our company’s operational and financial performance during the year, and our company’s overall performance in achieving corporate goals, including the achievement of our research and development milestones, including the advancement of the Company’s clinical programs and the advancement of the Company’s preclinical assets toward clinical development. The annual incentive bonuses are based on targets measured as a percentage of the executives’ individual base salaries as follows: 30% for Uli Hacksell, our Chief Executive Officer; 26.5% for Mark R. Brann, President and Chief Scientific Officer; 23.5% for Thomas H. Aasen, Vice President and Chief Financial Officer, and Robert E. Davis, Executive Vice President, Drug Discovery and Development; and 20% for Bo-Ragner Tolf, Vice President, Chemistry. The Compensation Committee then has the discretion to recommend bonus amounts from 0 to 150% of the applicable target percentage to our Board of Directors.

Long-Term Incentives. Our long-term incentives are primarily in the form of stock option awards. The objective of these awards is to advance our longer-term interests and those of our stockholders and to complement incentives tied to annual performance. Stock options only produce value to our executives if the price of our stock appreciates, thereby directly linking the interests of executives with those of stockholders. The number of stock options granted is based on the executive’s position, the executive’s performance in the prior year, and the executive’s potential for continued sustained contributions to our company’s success. The executive’s right to the stock options generally vest over a four-year period and each option will be exercisable over a ten-year period following its grant unless the executive’s employment terminates prior to such date.

CEO Compensation

Each year the Compensation Committee reviews the Chief Executive Officer’s compensation arrangement, the individual performance of our Chief Executive Officer for the calendar year under review, as well as our company’s performance. In determining Dr. Hacksell’s bonus for 2004, the Compensation Committee considered his contributions to our company, particularly in connection with our initial public offering, and his role in implementing and directing strategic and research and development initiatives designed to augment our development and growth efforts. For the fiscal year ended December 31, 2004, Dr. Hacksell received a bonus of $118,891. The Compensation Committee believes Dr. Hacksell’s compensation, including base salary, annual incentive bonus and long-term incentives, is appropriate based on the considerations set forth above and is at a level competitive with the salaries of other chief executive officers within the biotechnology industry.

Section 162(m) Compliance

Section 162(m) of the Code generally limits the tax deductions a public corporation may take for compensation paid to its Named Executive Officers to $1 million per executive per year. Performance based compensation tied to the attainment of specific goals is excluded from the limitation. Our stockholders have previously approved our 1997 stock option plan and our 2004 equity incentive plan, thereby qualifying options and stock appreciation rights under these plans as performance-based compensation exempt from the Section 162(m) limits. Other awards under these plans also may qualify as performance-based compensation in the discretion of the Compensation Committee. In addition, the Compensation Committee intends to evaluate our executive compensation policies and benefit plans during the coming year to determine whether additional actions to maintain the tax deductibility of executive compensation are in the best interest of our stockholders.

The foregoing report has been furnished by the Compensation Committee.

Lester J. Kaplan, Chairman

Torsten Rasmussen

Alan G. Walton

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ACADIA Pharmaceuticals Inc. under the Securities Act or the Exchange Act.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://www.acadia-pharm.com and is attached as Appendix A to this proxy statement. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 31, 2004.

The Audit Committee reviewed with PricewaterhouseCoopers LLP such matters as are required to be discussed with the Audit Committee under the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP their independence, and received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1. Finally, the Audit Committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005 and is seeking ratification of such selection by the stockholders.

The foregoing report has been furnished by the Audit Committee.

Martien van Osch, Chairman

Gordon Binder

Mary Ann Gray (appointed to the Audit Committee on April 27, 2005)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As indicated above, the Compensation Committee consists of Drs. Kaplan and Walton and Mr. Rasmussen. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON

The material in this section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ACADIA Pharmaceuticals Inc. under the Securities Act or the Exchange Act.

The following graph shows a comparison of the total cumulative returns of an investment of $100 in cash on May 27, 2004, the first trading day following our initial public offering, in (i) our common stock, (ii) the Nasdaq Composite Index, U.S. Companies and (iii) the Nasdaq Pharmaceuticals Index. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of the possible future performance of our common stock. The graph assumes that all dividends have been reinvested (to date, we have not declared any dividends).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June 2004, we completed our initial public offering involving investments by certain persons, or groups of affiliated persons, known by us to beneficially own more than five percent of our common stock prior to our initial public offering. The following table provides information regarding the number of shares of common stock purchased in our initial public offering by these stockholders.

Participant(1)	Number of Shares
Oxford Bioscience Partners IV affiliates	285,000
Orbimed Advisors LLC affiliates	150,000
Federated Kaufmann Fund affiliates	250,000
Total	685,000

(1)	For additional information regarding these stockholders and their equity holdings, please see “Security Ownership of Certain Beneficial Owners and Management.”

On January 10, 2005, we entered into a License, Option and Collaboration Agreement with Sepracor Inc. In connection with the collaboration, Sepracor agreed to purchase up to an aggregate of $20 million of our common stock in two tranches. In the first tranche, which closed on January 13, 2005, Sepracor purchased 1,077,029 shares of our common stock for $10 million. The second tranche is scheduled to close in January 2006.

On April 20, 2005, we completed a private placement involving investments by certain persons, or groups of affiliated persons, known by us to beneficially own more than five percent of our common stock prior to the private placement. The following table provides information regarding the number of shares of common stock and warrants to purchase common stock that were acquired in the private placement by these stockholders.

Participant(1)	Number of Shares	Number of Warrants
Oxford Bioscience Partners IV affiliates	586,402	146,600
Orbimed Advisors LLC affiliates	359,603	89,900
Totals	946,005	236,500

(1)	For additional information regarding these stockholders and their equity holdings, please see “Security Ownership of Certain Beneficial Owners and Management.”

One of our directors, Dr. Kaplan, was an executive officer and board member of Allergan, Inc., with whom we have three collaboration agreements, until April 2004.

During the fiscal year ended December 31, 2004, we granted options to purchase an aggregate of 116,500 shares of common stock to our directors and executive officers, with exercise prices ranging from $1.08 to $6.10.

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other agents) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of broker, banks or other agents with account holders who are stockholders of ACADIA will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request for the separate proxy statement and annual report to 3911 Sorrento Valley Boulevard, San Diego, California 92121, Attn: Secretary, or contact Mr. Aasen at (858) 558-2871. Stockholders whose shares are held by their broker, bank or other agent as nominee and who currently receive multiple copies of the proxy statement at their address that would like to request “householding” of their communications should contact their broker, bank or other agent.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Thomas H. Aasen

Vice President, Chief Financial Officer, Treasurer, and Secretary

San Diego, California

May 10, 2005

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC is available without charge upon written request to: 3911 Sorrento Valley Boulevard, San Diego, California 92121, Attn: Secretary.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF ACADIA PHARMACEUTICALS INC.

ACADIA PHARMACEUTICALS INC.

AMENDED AND RESTATED CHARTER

OF THE AUDIT COMMITTEE

PURPOSE AND POLICY

The primary purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of ACADIA Pharmaceuticals Inc. (the “Company”) shall be to act on behalf of the Company’s Board in fulfilling the Board’s oversight responsibilities with respect to: (i) the Company’s corporate accounting, financial reporting processes, systems of internal accounting and financial controls, and audits of financial statements; (ii) the quality and integrity of the Company’s financial statements and reports and (iii) the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”).

In fulfilling this purpose, the policy of the Committee shall be to foster and maintain open avenues of communication among the Committee, the Auditors and management.

COMPOSITION

The Committee shall be comprised of at least three (3) members of the Board who, both independently and taken as a group, satisfy the independence and financial literacy requirements of The NASDAQ Stock Market (“NASDAQ”) applicable to the Committee, as in effect from time to time and when and as required by NASDAQ. In addition, at least one member of the Committee shall satisfy NASDAQ’s financial sophistication requirements applicable to the Committee, as in effect from time to time. The members of the Committee shall be appointed by and serve at the discretion of the Board. Vacancies occurring on the Committee shall be filled by the Board. The Committee’s chairperson shall be designated by the Board.

AUTHORITY

The Committee shall have authority to retain, oversee and determine the compensation to be paid by the Company to the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill its responsibilities hereunder. The Committee shall have authority to retain and determine the compensation to be paid by the Company to any special legal, accounting or other advisors or consultants it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to pay, at the expense of the Company, ordinary administrative expenses determined by the Committee to be necessary or appropriate in carrying out its duties. The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors, investment bankers or any other consultants or advisors to the Company attend any meeting of the Committee or meet separately with any member or members of the Committee or any of its special legal, accounting or other advisors and consultants.

The operation of the Committee shall be subject to the Bylaws of the Company and Section 141 of the Delaware General Corporation Law, each as may be in effect from time to time. The approval of this Charter by the Board shall be construed as a delegation of authority by the Board to the Committee with respect to the responsibilities and duties set forth herein and all of the ancillary powers necessary to assume such responsibilities and duties.

RESPONSIBILITIES AND DUTIES

The Committee shall be responsible for carrying out all of the duties specified by this Charter and the various laws, rules and regulations applicable to the Committee.

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to generally accepted accounting principles (“GAAP”) or otherwise comply with applicable laws. Likewise, nothing in this Charter is intended to preclude or impair the protection provided in Section 141(e) of the Delaware General Corporation Law for good faith reliance by members of the Committee on reports or other information provided by others.

Subject to all of the foregoing, it is specifically intended that the Committee shall:

1. Evaluation and Retention of Auditors.  (i) Evaluate the performance of the Auditors; (ii) assess the Auditors’ qualifications; and (iii) determine whether to retain or to terminate the existing Auditors or to engage new auditors for the ensuing year, which retention shall be subject only to ratification by the Company’s stockholders.

2. Approval of Audit Engagements.  Prior to the commencement of any such engagement, review and approve the engagement of the Auditors to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid by the Company therefor and the negotiation and execution, on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to pre-approval policies and procedures established by the Committee consistent with applicable laws, rules and regulations, including the delegation of pre-approval authority to one or more Committee members so long as any such pre-approval decisions are presented to the full Committee at the next scheduled meeting.

3. Approval of Non-Audit Services.  Prior to the commencement of any such engagement (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), review and approve engagements of the Auditors to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid by the Company therefor, which approval may be pursuant to pre-approval policies and procedures established by the Committee consistent with applicable laws, rules and regulations, including the delegation of pre-approval authority to one or more Committee members so long as any such pre-approval decisions are presented to the full Committee at the next scheduled meeting.

4. Audit Partner Rotation.  (i) Monitor the rotation of the partners of the Auditors on the Company’s audit engagement team, as required by applicable laws, rules and regulations, and (ii) consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

5. Auditor Conflicts.  On at least an annual basis, (i) obtain a formal written statement from the Auditors delineating all relationships between the Auditors and the Company consistent with Independence Standards Board Standard 1, (ii) review and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and (iii) assess and ensure the independence of the Auditors.

6. Former Employees of Auditor.  Consider employment by the Company of individuals employed by the Auditors during the previous 24 months.

7. Audited Financial Statement Review.  Upon completion of the annual audit, (i) review the Company’s annual financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission (the “SEC”) and (ii) recommend whether or not such financial statements should be so included.

8. Annual Audit Results.  Discuss with management and the Auditors the results of the annual audit, including, but not limited to, the Auditors’ assessment of the quality of accounting principles, the reasonableness of significant judgments and estimates, any material audit adjustments proposed by the Auditors and management’s acceptance or rejection of those adjustments, the adequacy of the disclosures in the financial statements.

9. Quarterly Results.  Prior to public disclosure of quarterly financial information, review and discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

10. Management’s Discussion and Analysis.  Review and discuss with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the SEC.

11. Press Releases.  Review and discuss with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The chairperson of the Committee may represent the entire Committee for purposes of this discussion.

12. Accounting Principles and Policies.  Review and discuss with management and the Auditors, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation.

13. Risk Assessment and Management.  Review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

14. Management Cooperation With Audit.  Evaluate the cooperation received by the Auditors during their audit examination, including a review with the Auditors of any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information, significant disagreements with management and management’s response, if any.

15. Management Letters.  Review and discuss with the Auditors and, if appropriate, management, any management letter issued or, to the extent practicable, proposed to be issued by the Auditors and any response of management to such letter, as well as any additional material written communications between the Auditors and management.

16. National Office Communications.  Review and discuss with the Auditors communications between the audit team and the firm’s national office with respect to accounting or auditing issues presented by the engagement.

17. Disagreements Between Auditors and Management.  Review and discuss with management and the Auditors any material conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any conflicts or disagreements regarding financial reporting.

18. Internal Controls.  Confer with management and the Auditors regarding the scope, adequacy and effectiveness of internal control policies and procedures.

19. Separate Sessions.  Periodically meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

20. Correspondence With Regulators.  Consider and review with management and the Company’s consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

21. Complaint Procedures.  Establish procedures, when and as required by applicable laws, rules and regulations, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22. Related-Party Transactions.  Review and, to the extent required by applicable laws, rules and regulations, approve any transactions involving the Company and any related parties.

23. Investigations.  Investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

24. Proxy Report.  Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

25. Report to Board.  From time to time or whenever it shall be called upon to do so, report to the full Board with respect to the quality and integrity of the Company’s financial statements, the performance and independence of the Company’s Auditors and such other matters as the Committee deems appropriate.

26. Annual Committee Evaluation.  Conduct an annual evaluation of the performance of the Committee.

27. Annual Charter Review.  Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

28. General Authority.  Perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

MEETINGS AND MINUTES

The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting.

ACADIA PHARMACEUTICALS INC.

3911 Sorrento Valley Boulevard

San Diego, California 92121

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2005

The undersigned hereby appoints Uli Hacksell, Ph.D. and Thomas H. Aasen, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of ACADIA Pharmaceuticals Inc. which the undersigned may be entitled to vote at the 2005 Annual Meeting of Stockholders of ACADIA Pharmaceuticals Inc. to be held on June 10, 2005 at 8:30 a.m. local time at Le Parker Meridien New York, 118 West 57th Street, New York, NY 10019-3318, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted For each nominee listed in Proposal 1 and For Proposal 2, as described in the accompanying Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Voting Instructions:

Vote by Mail: Complete, sign, date and promptly return this proxy card in the postage-paid envelope provided.

The Board of Directors Recommends A Vote For the Election of Each Nominee Named Below.

Proposal 1: To elect three Class I directors to hold office until our 2008 Annual Meeting of Stockholders.

For the nominees listed below

(except as marked to the contrary below).

Withhold authority

to vote for the nominees listed below.

Nominees: Mary Ann Gray, Lester J. Kaplan, and Martien van Osch.

To withhold authority to vote for any individual nominee(s), write the name of such nominee(s) below:

(Continued and to be signed on other side)

(Continued from other side)

The Board of Directors Recommends A Vote For the Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2005.

Proposal 2: To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

For Against Abstain

DATED

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.